Filed Pursuant to Rule 424(b)(3)
Registration No. 333-111505

The information in this prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission relating to these securities is effective. Neither this prospectus supplement nor the accompanying prospectus is an offer to sell these securities and neither is soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 26, 2004

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 26, 2004)

1,500,000 Shares

Common Stock

We are selling 1,500,000 shares of our common stock. Our common stock is traded on the Nasdaq National Market under the symbol “MSBK.”

On November 24, 2004, the reported last sale price of our common stock on the Nasdaq National Market was $31.22 per share.

Investing in our common stock involves risks, including the risks which we have described in “ Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may purchase up to an additional 225,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the shares to purchasers on or before December     , 2004.

RAYMOND JAMES	SUNTRUST ROBINSON HUMPHREY

The date of this prospectus supplement is                     , 2004

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration. Our shelf registration statement allows us to offer from time to time common stock, debt securities, warrants and units consisting of any combination of common stock, debt securities or warrants. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement and other general information that may apply to this offering. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should carefully read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Certain Documents by Reference” of this prospectus supplement and the accompanying prospectus before investing in our common stock.

Generally, when we refer to this “prospectus,” we are referring to both the prospectus supplement and the prospectus, as well as the documents incorporated by reference herein and therein. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not rely on any other information you may otherwise receive. We are not, and the underwriters are not, making an offer to sell or selling these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the respective dates of those documents, except where the information is as of a specific date. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company,” “Main Street” and “MSBK” refer to Main Street Banks, Inc. and its subsidiaries.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made in this prospectus supplement and in the accompanying prospectus, including information incorporated herein and therein by reference to other documents, are “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential,” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	future local and national economic or business and real estate market conditions;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes, including banking, securities and tax laws and regulations;

•	the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;

•	credit risks of borrowers;

•	the effects of competition from a wide variety of local, regional, national, and other providers of financial, investment, and insurance services;

•	the failure of assumptions underlying the establishment of allowances for possible loan losses and other estimates;

•	the risks of mergers and acquisitions, including, without limitation, the related costs, including integrating operations and personnel as part of these transactions and the failure to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	changes in accounting rules, policies and practices;

•	changes in technology and/or products—especially those that result in increased costs to us or less benefits to us than we had expected;

•	the effects of war or other conflict, acts of terrorism or other catastrophic events; and

•	other factors and risks described in any of our subsequent reports that we make with the SEC under the Exchange Act.

All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. Our forward-looking statements apply only as of the date of this prospectus supplement and the accompanying prospectus or the respective date of the document from which they are incorporated herein or therein by reference. Accordingly, you should not place undue reliance on forward-looking statements. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this prospectus supplement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC under the Securities Act of 1933 to register the offer and sale of securities offered by this prospectus includes exhibits, schedules and additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may inspect and obtain copies of these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information filed with the SEC after the date of this prospectus will automatically update and supersede this information. The following documents filed with the SEC are incorporated herein by this reference:

(1) annual report on Form 10-K/A for the year ended December 31, 2003;

(2) quarterly reports on Form 10-Q for each of the three-month periods ended March 31, 2004; June 30, 2004; and September 30, 2004;

(3) current reports on Form 8-K filed November 22, 2004; October 1, 2004; September 15, 2004; September 9, 2004; July 21, 2004; July 19, 2004; July 14, 2004; June 30, 2004; May 12, 2004; April 21, 2004; February 19, 2004; January 21, 2004; and January 15, 2004; in each case, except to the extent that all or any portion of a current report on Form 8-K is “furnished” rather than “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise; and

(4) our registration statement on Form 8-A filed on November 7, 1994 pursuant to Section 12 of the Exchange Act that contains a description of our common stock, including all amendments of reports and other filings filed for the purpose of updating such description.

Future documents that we file with the SEC, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, are incorporated by reference in this prospectus until we complete the offering of the securities.

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock and is qualified in its entirety by the more detailed information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus. To understand this offering fully, you should carefully read this entire prospectus supplement including the “Risk Factors” section, the accompanying prospectus and the documents incorporated by reference herein and therein, which are described under “Incorporation of Certain Documents by Reference” in this prospectus supplement and the prospectus.

Main Street Banks, Inc.

We are a financial holding company operating in the Atlanta, Georgia metropolitan area. We conduct our business operations primarily through our wholly owned bank subsidiary, Main Street Bank, or the “Bank.” We also engage in insurance agency services, real estate settlement services and payroll processing through our wholly owned nonbank subsidiaries, Main Street Insurance Services, Inc., Piedmont Settlement Services, Inc. and MSB Payroll Solutions, LLC, respectively. We provide a broad range of commercial banking, mortgage banking, investment brokerage services and insurance agency services to our retail and commercial customers. We currently conduct business through 22 offices, 20 of which are in the Atlanta metropolitan area, including offices in Barrow, Cobb, DeKalb, Forsyth, Fulton, Gwinnett, Newton, Rockdale and Walton counties, and two of which are in Athens-Clarke County.

As of September 30, 2004, we had consolidated total assets of $2.26 billion, consolidated net loans of $1.63 billion, consolidated deposits of $1.63 billion and consolidated shareholders’ equity of $222.3 million.

Our primary lending activities include real estate loans (consisting of commercial real estate, residential mortgages, and construction loans), commercial loans and industrial loans to small and medium-sized businesses and consumer loans. As of September 30, 2004, commercial real estate loans were the largest portion of our loan portfolio at approximately 49.9%, with residential mortgage, construction, commercial, industrial and consumer loans comprising 17.2%, 22.9%, 7.8%, and 2.2% of the total loan portfolio, respectively. Of our commercial real estate loans, approximately 61.0% is owner occupied. Approximately 90.0% of our loan portfolio is collateralized or guaranteed by the obligors.

We offer a full range of deposit accounts and services to both individuals and businesses. Our deposit accounts have a wide range of interest rates and terms and consist of transaction and time deposits and certificates of deposit. Consistent with our strategy, we continue to focus on increasing the transaction accounts component of our deposit mix. As of September 30, 2004, transaction accounts comprised 50.4% of total deposits, while savings, time deposits and jumbo time deposits comprised 2.9%, 24.9% and 21.8% of total deposits, respectively.

Our insurance agency provides a variety of insurance agency services to individuals and businesses. Consumer insurance products include life, health, homeowners, automobile and umbrella liability coverage. Commercial insurance products include property, general liability, workers compensation, and group life and health coverage. We also provide our customers with comprehensive investment brokerage services through an arrangement between the Bank and INVEST Financial Corporation, an unaffiliated securities broker-dealer. Investment products and services include stocks and bonds, mutual funds, annuities, 401(k) plans, life insurance, individual retirement accounts, simplified employee pension accounts, and estate and financial planning.

Our other subsidiaries provide payroll and related processing for our business customers and residential real estate settlement services.

Our principal executive offices are located at 676 Chastain Road, Kennesaw, Georgia 30144, and our telephone number is (770) 422-2888. We maintain a website at www.mainstreetbank.com. Information on the website is not incorporated by reference into, and is not otherwise a part of this prospectus.

Financial Highlights

We have achieved significant growth in assets, loans and deposits since 2000. We have grown organically and through acquisitions. Throughout our history, we have emphasized the importance of a disciplined credit culture and in maintaining strong asset quality. Our financial highlights include the following:

•	Our total assets have grown 111.2% from $1.07 billion at December 31, 2000, to $2.26 billion at September 30, 2004.

•	Our total net loans have grown 124.8% from $725.1 million at December 31, 2000, to $1.63 billion at September 30, 2004.

•	Our total deposits have grown 84.0% from $885.9 million at December 31, 2000, to $1.63 billion at September 30, 2004.

•	Our diluted earnings per share have increased from $0.88 for the year ended December 31, 2000, to $1.44 for the year ended December 31, 2003. Diluted earnings per share for the first nine months of 2004 were $1.16.

•	Our return on average equity was 16.70% for the year ended December 31, 2000, and 14.43%, on an annualized basis, for the first nine months of 2004.

•	Our ratio of non-performing assets to total loans plus foreclosed assets was 0.93% at December 31, 2003, and 0.35% at September 30, 2004. Our ratio of net charge-offs to average total loans was 0.23% for the year ended December 31, 2003, and 0.12%, on an annualized basis, for the first nine months of 2004.

Growth Strategy

We believe that our growth and profitability result from our success in capitalizing on opportunities created by fundamental economic growth in the Atlanta, Georgia metropolitan area and our ability to gain market share arising from disruptions and customer dislocations caused by ongoing consolidation of banking institutions in our market place. We intend to continue to expand our business through internal growth as well as selective geographic expansion, while seeking to maintain strong asset quality and profitability. Our strategy includes the following:

•	Continuing to selectively expand our retail branch network in high-growth markets. We plan to open approximately two branches per year in our targeted markets, including areas where we currently do not have a presence. Areas we have targeted for expansion include selected communities within Atlanta’s northern arc as well as communities inside the Atlanta perimeter.

•	Expanding our product lines and financial services to diversify our revenues, increase our fee income (not including fees on loans) and enable us to better serve our expanding client base. Our goal is to increase fee income to approximately 30% of our total revenue from the 25.5% for the nine months ended September 30, 2004.

•	Capitalizing on dislocated customers who seek superior customer service, or who are disenchanted by consolidation of financial institutions in the greater Atlanta market, particularly as a result of consolidation among the larger regional and national banking institutions.

•	Seeking to recruit experienced relationship managers and other professionals who have been dislocated due to financial institution consolidations.

•	Acquiring other financial institutions that meet our acquisition criteria and are located in and contiguous to our targeted markets.

Our Primary Market

We consider our primary market area to be the Atlanta Metropolitan Statistical Area, or “Atlanta MSA.” According to the 2000 United States Census, or “Census,” data, the Atlanta MSA had a population of approximately 4.1 million and had a median annual household income of approximately $52,000 compared to a national median annual household income of approximately $42,000. According to the Census data, three of the counties in our primary market area ranked in the top 10 fastest growing United States counties in 2002. Additionally, the Atlanta MSA ranked first in employment growth from 1990 to 2000, with 663,000 new jobs created during the period. The Federal Deposit Insurance Corporation, or “FDIC,” reported that, as of June 30, 2004, total FDIC-insured deposits in the Atlanta MSA were approximately $80.58 billion, a 6.3% increase from the previous year.

The Offering

Common stock offered by us	1,500,000 shares (1,725,000 shares if the underwriters exercise their over-allotment option in full).

Common stock outstanding after this offering (1)	21,546,398 shares (21,771,398 shares if the underwriters exercise their over-allotment option in full).

Public offering price per share	$

Use of proceeds

We intend to use the net proceeds of this offering to increase the capital at the Bank, to pursue growth opportunities and for general corporate purposes, including to finance possible acquisitions. See “Use of Proceeds.”

Dividends

We currently pay a cash dividend of $0.135 per share of common stock per quarter, or $0.54 per share annualized. The payment of dividends in the future will depend on a number of factors. We cannot give you any assurance that we will continue to pay dividends or that their amount will not be reduced in the future.

Nasdaq National Market Symbol	MSBK

Risk factors	You should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement before investing in our common stock.

(1)	The number of shares of our common stock that will be outstanding after this offering is based on 20,046,398 shares outstanding as of November 23, 2004, and excludes:

•	1,138,827 shares of our common stock reserved for issuance upon the exercise of stock options outstanding as of November 23, 2004, with a weighted average exercise price of $13.86 per share, of which options to purchase 885,552 shares of our common stock were then exercisable; and

•	634,932 shares of our common stock reserved for future grant under our existing stock option and restricted stock plans as of November 23, 2004.

If issued, these reserved shares would represent 8.85% of our outstanding shares before this offering and 8.23% of our outstanding shares after giving effect to the sale of 1,500,000 shares in this offering. We also anticipate granting options to purchase approximately 175,000 additional shares of common stock and granting approximately 25,000 shares of restricted stock in December 2004, as part of our normal annual incentive grants to our employees.

Unless specifically stated, the information in this prospectus assumes no exercise of the underwriters’ over-allotment option. For more information regarding the over-allotment option, see the “Underwriting” section beginning on page S-21 of this prospectus.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected consolidated financial data as of and for the nine-month periods ended September 30, 2004 and 2003, and as of and for each of the years ended December 31, 1999 through December 31, 2003. This data should be read in conjunction with the consolidated financial statements and the notes thereto, and the information contained in the section of our Exchange Act reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” which are incorporated by reference into this prospectus, as described below. The selected historical financial data as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 has been derived from our audited financial statements and related notes, which are incorporated by reference into this prospectus. The selected historical financial data as of December 31, 2001, 2000 and 1999 and for each of the two years in the period ended December 31, 2001 has been derived from our audited financial statements, which are not incorporated by reference into this prospectus. The selected historical financial data as of and for the nine months ended September 30, 2004 and 2003 has been derived from our unaudited financial statements and related notes, which are incorporated by reference into this prospectus. In the opinion of our management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data as of those dates and for those periods. Results for the nine-month period ended September 30, 2004, are not necessarily indicative of results on an annualized basis or for any future period.

	As of and for the Nine Months Ended September 30, (Unaudited)		As of and for the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(amounts in thousands, except ratios, per share data and non-financial information)
Earnings:
Interest income	$86,010	$71,986	$98,834	$79,189	$84,752	$85,635	$68,452
Interest expense	25,031	19,957	27,465	24,891	35,222	37,399	26,414
Net interest income	60,979	52,029	71,369	54,298	49,530	48,236	42,038
Non-interest income	24,224	17,447	24,344	19,078	14,112	10,676	10,448
Non-interest expense	48,351	38,306	52,943	39,873	39,342	35,041	32,262
Net income	23,252	19,253	26,699	20,471	14,347	13,925	12,093
Selected Average Balances:
Assets	$2,089,597	$1,623,571	$1,704,212	$1,194,583	$1,063,215	$980,641	$840,028
Earnings assets	1,862,913	1,467,296	1,525,504	1,101,286	990,358	914,113	770,057
Loans	1,547,700	1,204,568	1,259,640	857,184	775,236	713,862	614,381
Total deposits	1,532,726	1,267,826	1,313,888	966,238	896,804	828,794	715,830
Shareholders’ equity	214,903	159,203	168,496	111,579	99,951	83,578	76,875
Common shares outstanding—diluted	19,972	18,186	18,556	16,186	16,111	15,804	15,784
Period-End Balances:
Assets	$2,258,393	$1,911,118	$1,971,765	$1,381,990	$1,110,168	$1,070,575	$907,138
Earning assets	2,003,706	1,700,691	1,759,669	1,259,942	1,016,163	999,907	841,487
Loans	1,653,616	1,411,951	1,443,326	982,486	811,446	735,963	668,447
Long-term debt	277,751	209,739	260,605	55,155	75,121	52,128	49,143
Total deposits	1,630,286	1,437,641	1,458,403	1,128,928	908,181	885,910	754,254
Shareholders’ equity	222,322	194,066	200,543	131,657	105,121	93,774	80,054
Common shares outstanding	19,458	18,933	18,981	16,242	15,699	15,534	15,445
Per Common Share:
Earnings per share—basic	$1.20	$1.10	$1.49	$1.30	$0.92	$0.90	$0.78
Earnings per share—diluted	1.16	1.06	1.44	1.26	0.89	0.88	0.77
Book value	11.43	10.25	10.57	8.11	6.70	6.04	5.18
Cash dividend paid	0.405	0.360	0.48	0.42	0.36	0.24	0.16

	As of and for the Nine Months Ended September 30, (Unaudited)		As of and for the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(amounts in thousands, except ratios, per share data and non-financial information)
Financial Ratios:

Return on average assets	1.48%	1.58%	1.57%	1.71%	1.35%	1.42%	1.44%
Return on average equity	14.43%	16.12%	15.85%	18.35%	14.35%	16.66%	15.73%
Average equity to average assets	10.28%	9.81%	9.89%	9.34%	9.40%	8.52%	9.15%
Net interest margin, tax equivalent	4.43%	4.82%	4.73%	5.01%	5.07%	5.28%	5.46%
Efficiency ratio	56.75%	55.14%	55.31%	54.34%	61.82%	59.48%	61.47%
Non-interest income/average assets	1.55%	1.43%	1.43%	1.60%	1.33%	1.09%	1.24%
Non-interest expense/average assets	3.09%	3.15%	3.11%	3.34%	3.70%	3.57%	3.84%
Dividend payout ratio	34.91%	33.96%	33.33%	33.33%	40.45%	27.27%	20.78%

Asset Quality:

Net charge offs/average loans	0.12%	0.23%	0.23%	0.34%	0.17%	0.14%	0.10%
Non-performing loans/total loans	0.29%	0.77%	0.80%	0.34%	0.17%	0.15%	0.26%
Non-performing assets/total assets	0.26%	0.64%	0.68%	0.31%	0.25%	0.30%	0.30%
Allowance for loan losses/non-performing loans	512.81%	191.29%	183.17%	434.71%	849.26%	971.24%	557.76%
Allowance for loan losses/total loans	1.47%	1.47%	1.47%	1.48%	1.48%	1.48%	1.46%

Capital Ratios:

Tier 1	8.90%	8.62%	8.79%	10.36%	11.59%	11.70%	11.54%
Total Capital	10.72%	11.06%	11.11%	12.08%	12.83%	12.95%	12.72%
Leverage	8.01%	7.26%	7.28%	8.69%	9.24%	8.71%	8.71%
Average equity/average assets	10.28%	9.81%	9.89%	9.34%	9.40%	8.52%	9.15%

Non-Financial:

Employees	501	521	541	459	392	404	406
Banking offices	22	25	25	23	21	23	23
ATMs	28	28	28	26	23	25	25

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the risks described below before making an investment decision. You should also refer to the other information contained elsewhere or incorporated in this prospectus supplement and the accompanying prospectus. Any of the following risks could harm our business, results of operations and financial condition and an investment in our stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

We could encounter operational difficulties as a result of our rapid growth.

Our loans, deposits, fee businesses and employees have increased rapidly as a result of our organic growth and acquisitions. Our failure to successfully manage and support this growth with sufficient human resources, training and operational, financial and technology resources could have a material adverse effect on our operating results and financial condition. We may not be able to sustain or manage our growth. Our loan growth has exceeded our deposit growth in our markets, forcing us to use more expensive brokered deposits and wholesale credit facilities to fund our loans.

Future acquisitions and expansion activities may disrupt our business, dilute shareholder value and adversely affect our operating results.

To the extent that we grow through acquisitions, we cannot assure you that we will be able to adequately or profitably manage this growth. Acquiring other banks, branches or businesses, as well as other geographic and product expansion activities, involve various risks including:

•	risks of unknown or contingent liabilities;

•	unanticipated costs and delays;

•	risks that acquired new businesses do not perform consistent with our growth and profitability expectations;

•	risks of entering new markets or product areas where we have limited experience;

•	risks that growth will strain our infrastructure, staff, internal controls and management, which may require additional personnel, time and expenditures;

•	exposure to potential asset quality issues with acquired institutions;

•	difficulties, expenses and delays of integrating the operations and personnel of acquired institutions, and start-up delays and costs of other expansion activities;

•	potential disruptions to our business;

•	possible loss of key employees and customers of acquired institutions;

•	potential short-term decreases in profitability; and

•	diversion of our management’s time and attention from our existing operations and business.

Our loan portfolio is concentrated in real estate loans in the Atlanta, Georgia metropolitan area, and a downturn in that area’s market conditions may adversely affect our business.

Currently, our lending and other businesses are concentrated in the Atlanta, Georgia metropolitan area. Our real estate mortgage loans, which accounted for 17.2% of our total loan portfolio as of September 30, 2004, are similarly concentrated. Therefore, conditions in this market will strongly affect the level of our non-performing loans and our results of operations and financial condition. Real estate values and the demand for mortgages and construction loans are affected by, among other things, changes in general and local economic conditions, changes in governmental regulation, monetary and fiscal policies, interest rates and weather. Declines in our real estate markets could adversely affect the demand for new real estate loans, and the value and liquidity of the collateral securing our existing loans. Adverse changes in our market could also reduce our growth rate, impair our ability to collect loans and generally affect our financial condition and results of operations.

If we are required to write down goodwill and other intangible assets, our financial condition and results of operations will be negatively affected.

When we acquire a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of the purchase price which is allocated to goodwill and other intangible assets is determined by the excess of the purchase price over the net identifiable assets acquired. At September 30, 2004, our goodwill and other identifiable intangible assets were approximately $103.4 million, or approximately 46.5% of our shareholders’ equity. Under current accounting standards, if we determine goodwill or intangible assets are impaired, we will be required to write down the value of these assets. We conduct an annual review to determine whether goodwill and other identifiable intangible assets are impaired. We cannot assure you that we will not be required to take an impairment charge in the future. Any impairment charge would have a negative effect on our shareholders’ equity and results of operations that could materially and adversely affect the value of our common stock.

We are required to maintain capital to meet regulatory requirements, and if we fail to maintain sufficient capital, our financial condition, liquidity and results of operations would be adversely affected.

We and the Bank must meet regulatory capital requirements. If we fail to meet these capital and other regulatory requirements, our financial condition, liquidity and results of operations would be materially and adversely affected. Our failure to remain “well capitalized” and “well managed” for regulatory purposes could affect customer confidence, our ability to grow, our costs of funds and FDIC insurance, our ability to raise brokered deposits, our ability to pay dividends on common stock, our ability to make acquisitions, and we would no longer meet the requirements for remaining a financial holding company.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed or on favorable terms.

We anticipate that our capital resources following this offering will satisfy our capital requirements for the foreseeable future. We may, however, need to raise additional capital to support our continued growth. Our ability to raise additional capital, if needed, will depend, among other things, on conditions in the capital markets at that time, which are outside our control, and on our financial performance. If we cannot raise additional capital on acceptable terms when needed, our ability to further expand our operations through internal growth and acquisitions could be limited.

Attractive acquisition opportunities may not be available to us in the future.

While we presently expect to seek more organic growth, we will continue to consider the acquisition of other businesses, especially insurance agencies serving our markets. However, we may not have the opportunity to make suitable acquisitions on favorable terms in the future, which could adversely affect our growth. We expect that other banking and financial companies, many of which have significantly greater resources, will compete with us to acquire financial services businesses. This competition could increase prices for potential acquisitions that we believe are attractive. Also, acquisitions are subject to various regulatory approvals. If we fail to receive the appropriate regulatory approvals, we will not be able to consummate an acquisition that we believe is in our best interests. Among other things, our regulators consider our capital, liquidity, profitability, regulatory compliance and levels of goodwill and intangibles when considering acquisition and expansion proposals.

Our profitability and liquidity may be affected by changes in interest rates and economic conditions.

Our profitability depends upon our net interest income, which is the difference between interest earned on our assets, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Our net interest income will be adversely affected if market interest rates change such that the interest we pay on deposits and borrowings increases faster than the interest earned on loans and investments. Interest rates, and consequently our results of operations, are affected by general economic conditions (domestic and foreign) and fiscal and monetary policies. Monetary and fiscal policies may materially affect the level and direction of interest rates. Beginning in June 2004, the Federal Reserve has raised rates four times for a total of 1.00%. Increases in interest rates generally decrease the market values of interest-bearing investments and loans held and therefore may adversely affect our liquidity and earnings. Increased interest rates also generally affect the volume of mortgage loan originations, the resale value of mortgage loans originated for resale, and the ability of borrowers to perform under existing loans of all types.

Our cost of funds may increase as a result of general economic conditions, interest rates and competitive pressures.

Our cost of funds may increase as a result of general economic conditions, interest rates and competitive pressures. We have traditionally obtained funds principally through local and brokered deposits and borrowings from other institutional lenders. Generally, we believe local deposits are a cheaper and more stable source of funds than borrowings because interest rates paid for local deposits are typically lower than interest rates charged for borrowings from other institutional lenders. Brokered deposits are generally considered more likely to fluctuate in availability and rates than local deposits that may be relationship-based. Our costs of funds and our profitability and liquidity are likely to be adversely affected when we have to rely upon higher cost brokered deposits and borrowings from other institutional lenders to fund loan demand.

Our future success is dependent on our ability to compete effectively in highly competitive markets.

We face intense competition in all our operations from a variety of different competitors in the Atlanta, Georgia metropolitan area. Our future growth and success will depend on our ability to compete effectively in this environment. We compete for loans, deposits and other financial services in our geographic markets with other local, regional and national commercial banks, thrifts, credit unions, mortgage lenders, and securities and insurance brokerage firms. Many of our competitors offer products and services which we do not, and many have substantially greater resources, name recognition and market presence than we do, which benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do and have far broader customer and geographic bases to draw upon. We are expanding our presence in the Buckhead and Midtown areas of the City of Atlanta, where we expect greater competition than in some of our traditional markets.

We operate in a heavily regulated environment.

We are regulated by the Federal Reserve, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance, and the Georgia Insurance Department. Our success is affected by state and federal regulations affecting banks, bank holding companies, financial holding companies, insurance agencies and the securities markets. Banking regulations are primarily intended to protect depositors, not shareholders. The financial services industry also is subject to frequent legislative and regulatory changes and proposed changes, the effects of which cannot be predicted.

We are subject to new internal control reporting requirements that increase our compliance costs and failure to comply timely could adversely affect our reputation and the values of our securities.

We are required to comply with various corporate governance and financial reporting requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations adopted by the SEC, the Public Company

Accounting Oversight Board and Nasdaq. In particular, we will be required to include management and auditor reports on internal controls as part of our annual report for the year ended December 31, 2004 pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of evaluating our controls, including compliance with the SEC rules on internal controls and have and expect to continue to spend significant amounts of time and money on compliance with these rules. We may not be able to complete our assessment of our internal controls in a timely manner. Our failure to comply with these internal control rules may materially adversely affect our reputation, our ability to obtain the necessary certifications to our financial statements, and the values of our securities.

Technological changes affect our business, and we may have fewer resources than many of our competitors to invest in technological improvements.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to serving clients better, the effective use of technology may increase efficiency and may enable financial institutions to reduce costs. Our future success will depend, in part, upon our ability to use technology to provide products and services that provide convenience to customers and to create additional efficiencies in our operations. We may need to make significant additional capital investments in technology in the future, and we may not be able to effectively implement new technology-driven products and services. Many of our competitors have substantially greater resources to invest in technological improvements.

Risks Related to Our Common Stock

The market price of our common stock has fluctuated, and could fluctuate significantly.

The market price of our common stock has been and could be subject to wide fluctuations, including fluctuations in response to quarterly variations in our operating results, changes in our dividend payments, changes in earnings estimates by analysts, material announcements by us or our competitors, governmental or regulatory actions, acquisitions, the liquidity of the market for our common stock, changes in general economic and market conditions, changes in the securities markets, war and other conflicts, acts of terrorism, and other events, many of which are beyond our control. The stock market has experienced extreme price and volume fluctuations which have affected market prices of smaller capitalization companies and which often have been unrelated to the operating performance of such companies. In addition, if our operating results fall below the expectations of securities analysts and investors, the price of our common stock would likely decline, perhaps substantially.

Our ability to continue to pay dividends to shareholders in the future is subject to our profitability, capital and liquidity and regulatory requirements.

Cash available to pay dividends to our shareholders is derived primarily from dividends paid to us by our subsidiaries, especially the Bank. The ability of our subsidiaries to pay dividends, as well as our ability to pay dividends to our shareholders, will continue to be subject to and limited by the results of operations of our subsidiaries, and our need to maintain appropriate liquidity and capital.

We may issue additional securities, which could affect the market price of our common stock and dilute your ownership.

We may issue additional securities to raise additional capital, to support growth, or to make acquisitions. We make annual and other grants of stock options and restricted stock to retain and motivate our employees. Upon the exercise or conversion of outstanding options and the vesting of restricted stock, the ownership interest of our shareholders could be diluted. Following our acquisitions of Williamson Insurance Agency, Inc., Williamson & Musselwhite Insurance Agency, Inc., Banks Moneyhan Insurance Agency, Inc., and Moneyhan

Insurance Agency, Inc., we registered an aggregate of 610,248 shares of our common stock for resale by the five former owners of these agencies. Sales of a substantial number of shares of our common stock after this offering, or the perception by the market that those sales could occur, could cause the market price of our common stock to decline or could make it more difficult for us to raise capital through the sale of common stock or to the use of our common stock as currency in future acquisitions.

Future potential debt or preferred stock issues may negatively affect holders of common stock.

We have $51.5 million of junior subordinated debt outstanding. These securities, and any debt or preferred securities that we may issue in the future, will have a senior claim on our assets relative to our common stockholders. Therefore, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our debt and preferred obligations in full before making any distributions to our common stockholders.

Certain provisions in our articles of incorporation and bylaws may deter potential acquirers and may depress our stock price.

Our articles of incorporation and bylaws contain provisions that might discourage or make it more difficult for us to be acquired, if such acquisition is not supported by our Board of Directors. Such provisions include a staggered board of directors, approval by 66 2/3% of our shareholders for a sale or merger of our company that is not approved by our Board of Directors and provisions for the removal of directors without cause. See “Description of Common Stock—Other Provisions” in the accompanying prospectus.

The voting power of our directors and officers may prevent other shareholders, individually or as a group, from effectively exercising control over the election of our directors and the supervision and management of our business.

As of September 30, 2004, our directors and executive officers beneficially owned approximately 5,823,666 shares of our common stock, representing approximately 29.05% of our total outstanding common stock. As a result of the shares beneficially owned by our directors and executive officers, and the provisions of our articles of incorporation and bylaws providing for supermajority shareholder votes in certain circumstances, other shareholders, individually or as a group, may be limited in their ability to effectively exercise control over the election or removal of our directors, the supervision and management of our business or to effect a change in control of or sale of our company not supported by our Board of Directors, even if they believed such changes were in the best interest of our shareholders generally.

Risks Related to this Offering

We have broad discretion in using the net proceeds of this offering. Our failure to effectively use these proceeds could adversely affect our profitability.

We intend to use the net proceeds of this offering for general corporate purposes. We have not allocated net proceeds to specific purposes, and will have significant flexibility in our application of the net proceeds. Our failure to apply these funds effectively could reduce our profitability. Our returns on any net proceeds from this offering that we temporarily invest in short-term, high quality securities are likely to be lower than the returns available from loans and longer-term investments, and our returns on assets and returns on shareholders’ equity may be adversely affected as a result.

USE OF PROCEEDS

Assuming a public offering price of $31.00 per share (the last reported sale price of our common stock on November 23, 2004), we estimate that our net proceeds from the sale of 1,500,000 shares of our common stock in this offering will be approximately $43.90 million after deducting the underwriting discounts and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that our aggregate estimated net proceeds will be approximately $50.88 million.

We intend to use the net proceeds of this offering for general corporate purposes, which may include, among other things, our working capital needs and investments in our subsidiaries to support our growth. Additionally we may use a portion of the net proceeds to finance possible acquisitions, although we have no present agreements or definite plans relating to any acquisitions.

Until we designate the use of the net proceeds, we will invest these funds temporarily in liquid, short-term high quality securities. The precise amounts and timing of our use of the net proceeds from this offering will depend upon market conditions and the availability of other funds, among other factors. From time to time, we may engage in additional capital financings as we determine appropriate based upon our needs and prevailing market conditions. These additional capital financings may include the sale of other securities.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the Nasdaq National Market under the symbol “MSBK.” At November 23, 2004, we had 20,046,398 shares of our common stock outstanding, which were held of record by approximately 1,740 persons. The following table sets forth, for the periods indicated, the high and low daily closing sales prices per share for our common stock and quarterly closing sales prices per share for our common stock as reported on the Nasdaq National Market composite tape for trades occurring during the Nasdaq National Market normal trading hours, and the cash dividends declared per share in each such quarter. We pay cash dividends based on our quarterly earnings. Such dividends are determined, declared and paid in the immediately following quarter.

	High	Low	Close	Dividends Declared Per Common Share
2002
First Quarter	$19.08	$14.60	$18.75	$0.105
Second Quarter	21.74	18.30	20.68	0.105
Third Quarter	21.75	18.26	18.53	0.105
Fourth Quarter	20.48	15.95	19.20	0.105

2003
First Quarter	$20.48	$18.75	$18.45	$0.120
Second Quarter	25.40	18.50	24.94	0.120
Third Quarter	26.00	23.37	25.02	0.120
Fourth Quarter	27.92	25.01	26.52	0.120

2004
First Quarter	$27.46	$25.15	$27.34	$0.135
Second Quarter	28.17	25.86	28.10	0.135
Third Quarter	30.60	26.46	30.60	0.135
Fourth Quarter (through November 24)	31.64	28.55	31.22	0.135

Dividends are paid at the discretion of our Board of Directors, based on our operating performance and financial position, including our earnings, capital and liquidity. Dividends from our subsidiaries are our primary source of funds for the payment of dividends to our shareholders, and there are various legal and regulatory limits on the extent to which our subsidiaries may pay dividends or otherwise supply funds to us. In addition, federal and state regulatory agencies have the authority to prevent us from paying a dividend to our shareholders. Thus, while we intend to continue paying dividends, we can make no assurances that we will be able to or be permitted to do so in the future.

CAPITALIZATION

The following table sets forth our consolidated long-term indebtedness and capitalization at September 30, 2004, on an actual basis and as adjusted to give effect to the sale of 1,500,000 shares of common stock based on a public offering price of $31.00 per share (the last reported sale price of our common stock on November 23, 2004), and our application of the estimated net proceeds from the sale of the shares. For purposes of this table, our estimated net proceeds will be approximately $43.90 million after deducting estimated offering expenses and underwriting discounts and commissions, and we have assumed no exercise of the underwriters’ over-allotment option. If the underwriters’ over-allotment option is exercised in full, 225,000 additional shares would be sold, resulting in aggregate estimated net proceeds of approximately $50.88 million after deducting estimated offering expenses and underwriting discounts and commissions. No other change in our consolidated capitalization since September 30, 2004 is reflected in the table. This table should be read together with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	September 30, 2004 Actual	September 30, 2004 As Adjusted
	(dollars in thousands, except per share data)
Long-Term Debt:
FHLB Advances	$226,204	$226,204
Junior subordinated debentures (1)	51,547	51,547
Total long-term debt	$277,751	$277,751

Shareholders’ Equity:
Common stock, no par value per share; 50,000,000 shares authorized; issued and outstanding 19,381,000 shares (2)	$108,197	$152,097
Retained earnings	121,718	121,718
Accumulated other comprehensive income	1,196	1,196
Treasury stock	(8,789)	(8,789)
Total shareholders’ equity	$222,322	$266,222

Total capitalization	$500,073	$543,973

Book value per common share	$11.43	$12.70

Capital Ratios:
Tier 1 leverage ratio	8.01%	9.80%
Tier 1 risk-based capital ratio	8.90%	11.31%
Total risk-based capital ratio	10.72%	13.13%

(1)	Consists of junior subordinated debt held by statutory trusts that have issued trust preferred securities.
(2)	Excludes 1,138,827 shares of our common stock reserved for issuance upon the exercise of stock options outstanding as of November 23, 2004, of which options to purchase 885,552 shares of our common stock were then exercisable; and excludes 634,932 shares of our common stock reserved for future grant under our existing stock option and restricted stock plans as of November 23, 2004.

MANAGEMENT

The following table presents certain information concerning our executive management team as of November 24, 2004.

Name	Age	Position Within the Company and Business Experience During the Past Five Years

Edward C. Milligan	60	Chairman and Chief Executive Officer. Mr. Milligan is our Chairman and Chief Executive Officer and is currently serving as Chairman of the Board of the Bank. Mr. Milligan has served as our Chief Executive Officer since our organization in 1994 and was elected Chairman in 2002. Mr. Milligan also served as President and Chief Executive Officer of Westside Bank & Trust Company from its organization in 1990 until 2000. Mr. Milligan has also served on the Board of Directors of The Bankers Bank since March 2002.

Samuel B. Hay III	42	President and Chief Operating Officer. Mr. Hay serves as our President and Chief Operating Officer and is a member of our Board of Directors. Mr. Hay was elected to serve as our Chief Executive Officer on January 1, 2005, as part of a management succession plan established in 2000, which provides that Mr. Milligan will continue to serve as our Chairman and as Chairman of the Bank. Mr. Hay became our President during 2002. Previously, Mr. Hay served as our Executive Vice President and Chief Operating Officer from 2000 to 2002. Mr. Hay also serves as the Chief Executive Officer and as a director of the Bank. Mr. Hay served on the Board of Main Street Banks Incorporated from 1992 until it was merged into us in 2000, and served as its Executive Vice President and Chief Financial Officer from 1994. Mr. Hay has served as Chief Executive Officer of the Bank since December 1996 and served as its Chairman from 1996 until 2000. He has been employed by the Bank since 1990.

Max S. Crowe	53	Executive Vice President and Chief Banking Officer. Mr. Crowe serves as our Executive Vice President and Chief Banking Officer, positions he has held since 2002. Prior to joining us, Mr. Crowe served as Regional President of BB&T for over five years. Mr. Crowe serves as President, Chief Operating Officer and as a director of the Bank.

Robert D. McDermott	47	Executive Vice President and Chief Financial Officer. Mr. McDermott serves as our Executive Vice President and Chief Financial Officer, positions he has held since 2001. From June 1999 to September 2001, Mr. McDermott served as Senior Vice-President Performance Enhancement for SouthTrust Bank and, from June 1989 to June 1999, Mr. McDermott worked for First Union Corporation in various roles, including Director-Decision Support and Controller for First Union National Bank of Georgia.

John T. Monroe	45	Executive Vice President and Chief Credit Officer. Mr. Monroe serves as Executive Vice President and Chief Credit Officer of the Bank, a position he has held since 2002. From 1989 until 2002 Mr. Monroe served as Senior Credit Manager with BB&T.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock acquired pursuant to this offering by a beneficial owner that is a “Non-U.S. Holder.” A “Non-U.S. Holder” is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be Non-U.S. Holders for purposes of the federal income tax discussion, but not for purposes of the federal estate tax discussion, and vice versa.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus supplement, and all of which are subject to change, possibly with retroactive effect. This discussion applies only to Non-U.S. Holders who hold our common stock as capital assets. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances (including, without limitation, U.S. expatriates and Non-U.S. Holders who are pass-through entities or who hold their common stock through pass-through entities) and does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. Prospective holders should consult their tax advisors with respect to the federal income and estate tax consequences of holding and disposing of our common stock in light of their particular situations and any consequences to them arising under the laws of any state, local or non-U.S. jurisdiction.

Dividends

Subject to the discussion below, dividends, if any, paid to a Non-U.S. Holder of our common stock out of our current or accumulated earnings and profits generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly-executed IRS Form W-8BEN certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Treasury Regulations provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity.

There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, attributable to the Non-U.S. Holder’s U.S. permanent establishment) if a properly-executed IRS Form W-8ECI is provided to us. Instead, such dividends will generally be subject to regular U.S. income tax, in the same manner as if the Non-U.S. Holder were a U.S. citizen or resident alien or a domestic corporation, estate or trust, as the case may be, unless a specific treaty provides otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

Gain on disposition of common stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other taxable disposition of our common stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States (and, if a treaty applies, is attributable to the Non-U.S. Holder’s U.S. permanent establishment), (ii) in the case of Non-U.S. Holders who are nonresident alien individuals, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” (a “USRPHC”) within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. We believe that we currently are not, and do not anticipate becoming in the future, a USRPHC. Even if we are treated as a USRPHC, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (i) the Non-U.S. Holder is considered to have owned (directly or indirectly) no more than five percent of our common stock at all times within the shorter of (a) the five year period preceding the disposition or (b) the holder’s holding period and (ii) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

Information reporting requirements and backup withholding

Generally, we must report to the U.S. Internal Revenue Service (the “IRS”) the amount of dividends paid, the name and address of the recipient and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Backup withholding generally will not apply to payments of dividends made by us or our paying agents to a Non-U.S. Holder if the holder has provided its federal taxpayer identification number, if any, or the required certification that it is not a U.S. person (generally a properly-executed IRS Form W-8BEN), unless the payer otherwise has knowledge that the payee is a U.S. person.

Under current U.S. federal income tax law, information reporting and backup withholding (currently at a rate of 28%) will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States when (a) the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption, and (b) the broker is (i) a U.S. person, (ii) a foreign person which derived 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a “controlled foreign corporation” for U.S. federal income tax purposes, or (iv) a foreign partnership (A) at least 50% of the capital or profits interest in which is owned by U.S. persons, or (B) that is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Federal estate tax

An individual Non-U.S. Holder who is treated as the owner of our common stock at the time of death will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement covering the common stock to be offered in this offering. Pursuant to the underwriting agreement, which will be filed by us as an exhibit to a current report on Form 8-K, each underwriter has severally agreed to purchase from us the number of shares of common stock set forth opposite its name in the following table.

Name of Underwriter	Number of Shares
Raymond James & Associates, Inc.

SunTrust Capital Markets, Inc.

Total

The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares of common stock, but it is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase shares of our common stock depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made to us by the underwriters are true;

•	there is no material adverse change in the financial markets;

•	we deliver customary closing documents and legal opinions to the underwriters; and

•	if an underwriter defaults, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are committed to purchase and pay for all shares of our common stock offered by this prospectus supplement and accompanying prospectus, if any such shares are taken. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters’ over-allotment option described below, unless and until this option is exercised.

The common stock will be listed on the Nasdaq National Market under the symbol “MSBK”.

Over-Allotment Option

We have granted to the underwriters an over-allotment option, exercisable no later than 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 225,000 additional shares of common stock at the public offering price, less the underwriting discount and commission set forth on the cover page of this prospectus supplement.

To the extent that the underwriters exercise their over-allotment option, the underwriters will become obligated, so long as the conditions of the underwriting agreement are satisfied, to purchase such additional shares in proportion to their respective initial purchase amounts. We will be obligated to sell these shares of common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus supplement.

Commissions and Expenses

The underwriters propose to offer the common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $             per share, of which a concession not in excess of $             per share may be reallowed to other dealers. After the public offering of the common stock, the underwriters may change the offering price and other selling terms.

The following table shows the per share and total underwriting discounts and commission that we will pay to the underwriters and the proceeds we will receive before other expenses related to this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Total Without over- allotment exercise	Total With over- allotment exercise
Public offering price	$	$	$
Underwriting discount payable by us	$
Proceeds to us before expenses	$

Lock-Up Agreements

We, and our subsidiaries, and each of our directors and executive officers, and certain of our shareholders have agreed, for a period of 90 days after the date of this prospectus supplement, without the prior written consent of Raymond James & Associates, Inc.

•	not to offer, sell, contract to sell, announce the intention to sell or pledge any of our common stock;

•	not to grant or sell any option or contract to purchase any of our common stock;

•	not to enter into any swap or other agreement that transfers any of the economic consequences of ownership of or otherwise transfer or dispose of, directly or indirectly, any of our common stock; and

•	not to enter into any hedging, collar or other transaction or arrangement that is designed or reasonably expected to lead to or result in a transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether or not such transfer would be for any consideration.

These agreements also prohibit us and our subsidiaries, our executive officers and certain of our shareholders from entering into any of the foregoing transactions with respect to any securities that are convertible into or exchangeable for our common stock.

Each of our directors and executive officers, and certain of our shareholders have also agreed, for a period of 90 days after the date of this prospectus supplement, not to seek to exercise or effectuate, in any manner, any rights now held or subsequently acquired to require us to register, under the Securities Act of 1933, the sale, transfer or other disposition of our common stock held by such person.

Indemnity

We have agreed to indemnify the underwriters and persons who control the underwriters against liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase common stock so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment transactions involve sales by the underwriters of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase common stock through exercise of the over-allotment option. If the underwriters sell more common stock than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters and any selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, and before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriters

Certain of the underwriters and some of their respective affiliates have performed and expect to continue to perform financial advisory and investment and commercial banking services for us.

The common stock is being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

We have not authorized any offer of the shares of the common stock being offered pursuant to this prospectus supplement to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulation 1995, as amended (the “Regulations”). Shares may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of the Regulations or otherwise in compliance with all applicable provisions of the Regulations.

This document is for distribution only to persons who (i) are outside the United Kingdom, (ii) have professional experience in matters relating to investments, (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) or Article 60 (“participation in employee share schemes”) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (as amended) or (iv) are persons to whom this document may otherwise lawfully be issued or passed on to (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

LEGAL MATTERS

The validity of the common stock offered hereby and certain other legal matters are being passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia. Members of Womble Carlyle Sandridge & Rice, PLLC own an aggregate of approximately 1,600 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Prospectus

Common Stock

Debt Securities

Warrants

Units

Main Street Banks, Inc. may offer and sell:

•	shares of common stock,

•	unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures, and other unsecured evidences of indebtedness in one or more series, which may be convertible into or exchangeable for common stock or debt securities,

•	warrants to purchase debt securities or common stock, and

•	units consisting of any combination of the above securities.

The aggregate initial offering price of the securities that we offer will not exceed $100,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.

We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

A security is not a deposit and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The offered securities may be offered and sold directly by us or through one or more underwriters or agents. Supplements to this prospectus will set forth the terms of sale of the offered securities and the identity of any underwriter or agent. Any underwriter, dealer or agent participating in any offering of the offered securities may be deemed an “underwriter” within the meaning of the Securities Act of 1933. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq National Market under the symbol “MSBK.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2004.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;

•	an accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

•	if necessary, a pricing supplement, which describes the specific terms of your securities.

If the terms of your securities vary between the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	the prospectus.

Unless indicated in the applicable prospectus supplement, neither we nor the underwriters have taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Main Street Banks,” “we,” “us,” “our” or similar references mean Main Street Banks, Inc.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC under the Securities Act of 1933 to register the offer and sale of securities offered by this prospectus includes exhibits, schedules and additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may inspect and obtain copies of these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Our SEC filings are also available from Nasdaq.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information filed with the SEC after the date of this prospectus will automatically update and supersede this information. The following documents filed with the SEC are incorporated by reference:

(1) annual report on Form 10-K for the year ended December 31, 2002;

(2) quarterly reports on Form 10-Q for the periods ended September 30, 2003, June 30, 2003; and March 31, 2003;

(3) current reports on Form 8-K filed November 6, 2003, October 15, 2003, October 9, 2003, October 1, 2003, September 23, 2003, July 31, 2003, July 16, 2003, July 10, 2003, July 3, 2003, May 30, 2003, May 23, 2003, April 16, 2003, and January 17, 2003; and

(4) our registration statement on Form 8-A filed on November 7, 1994 pursuant to Section 12 of the Securities Exchange Act of 1934 that contains description of our common stock, including all amendments of reports filed for the purpose of updating such description.

Future documents that we file with the SEC, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, are incorporated by reference in this prospectus until we complete the offering of the securities.

We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Investor Relations, 676 Chastain Road, Kennesaw, Georgia 30144, (770) 422-2888.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the representations contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference, contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions.

These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to many factors, including:

•	competitive pressure among depositary and other financial institutions may increase significantly;

•	changes in the interest rate environment may reduce net interest margins and/or the volumes or values of loans made or held as well as the value of other financial assets held;

•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit or other services;

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged;

•	deposit attrition, customer loss or revenue loss following pending or recently completed mergers may be greater than expected;

•	costs or difficulties related to the integration of our businesses with those of our merger partners may be greater than expected;

•	expected cost savings associated with recent or pending mergers may not be fully realized or realized within the expected time frame;

•	competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than Main Street Banks; and

•	adverse changes may occur in the securities markets.

MAIN STREET BANKS, INC.

We are a financial holding company headquartered in Kennesaw, Georgia. We conduct our business operations primarily through our subsidiaries, Main Street Bank (“the Bank”) and Williamson, Musselwhite & Main Street Insurance, Inc. (“Williamson”). Through these subsidiaries, we provide a full range of banking, mortgage banking, investment and insurance services to our retail and commercial customers. We serve our customers primarily through 24 offices located in the following Georgia counties: Barrow, Athens-Clarke, Cobb, DeKalb, Forsyth, Fulton, Gwinnett, Newton, Rockdale and Walton.

Our primary lending activities include real estate loans (mortgage and construction), commercial and industrial loans to small and medium sized businesses and consumer loans. We offer a full range of depository accounts and services to both individuals and businesses.

We provide insurance services to individuals and businesses through our subsidiary, Williamson. Insurance products for individuals include coverage for life, health, homeowners, automobile and umbrella liability coverage. Commercial insurance products include coverage for property, general liability, worker’s compensation, and group life and health. Williamson is an insurance agency and does not underwrite policies but rather acts as a broker.

Through a division of the Bank, we provide our customers with comprehensive investment and brokerage services through an arrangement with SAL Financial, an affiliate of Sterne, Agee & Leach, Inc. Products and services include stocks and bonds, mutual funds, annuities, 401(k) plans, life insurance, individual retirement accounts, simplified employee pension accounts, estate planning and financial needs analysis.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes unless otherwise indicated in the prospectus supplement or pricing supplement relating to a specific issue of securities. Our general corporate purposes may include repurchasing shares of our common stock, acquisitions of other companies, extending credit to, or funding investments in, our subsidiaries and such other purposes indicated in the applicable prospectus supplement or pricing supplement. The precise amounts and timing of our use of the net proceeds will depend upon our, and our subsidiaries’, funding requirements and the availability of other funds. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to fund our subsidiaries.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges were as follows for the five fiscal years in the period ended December 31, 2002, and the nine months ending September 30, 2003, and September 30, 2002:

	Year Ending December 31,										Nine Months Ending September 30,
	2002		2001		2000		1999		1998		2003		2002
Earnings to fixed charges:
Including interest on deposits	2.19	x	1.62	x	1.58	x	1.70	x	1.65	x	2.36	x	2.16	x
Excluding interest on deposits	11.79		9.46		6.96		9.48		22.48		8.71		11.67

For purpose of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effects of changes in accounting principles plus income taxes and fixed charges (excluding capitalized interest). Fixed charges excluding interest on deposits represent interest (other than deposits, but including capitalized interest) and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest (including interest on deposits and capitalized interest) and all amortization of debt issuance costs.

REGULATORY CONSIDERATIONS

The Federal Reserve Board regulates, supervises and examines Main Street Banks, which is a financial holding company under the Bank Holding Company Act. For a discussion of the material elements of the regulatory framework applicable to financial holding companies and their subsidiaries and specific information relevant to Main Street Banks, please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2002, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of account holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiary within certain limits and regulates our banking subsidiary, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business. In addition, our banking subsidiary is subject to regulation by state banking authorities.

Depositary institutions, like Main Street Banks’ bank subsidiary, are also affected by various federal laws, including those relating to consumer protection and similar matters. Main Street Banks also has other financial services subsidiaries that are regulated, supervised and examined by the Federal Reserve Board and other state and federal regulatory agencies and self-regulatory organizations. Main Street Banks’ insurance subsidiary is regulated, supervised and examined by various state insurance authorities.

Changes to federal laws and regulations and to the laws and regulations in the states where we and our subsidiaries do business can affect the operating environment of financial holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon our or our subsidiaries’ financial condition or results of operations.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 50,000,000 shares of common stock, no par value. As of October 31, 2003, there were 18,934,770 shares of our common stock outstanding.

Holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors. Holders of common stock have no preemptive rights to acquire additional shares and are entitled to such dividends as may be declared by the board of directors out of legally available funds. The common stock is not entitled to any sinking fund, redemption or conversion provisions. If we liquidate, dissolve or wind up our business, the holders of common stock will be entitled to share ratably in our net assets remaining after the payment of all creditors, if any. When issued, the shares of common stock will be fully paid and nonassessable. The common stock is listed on the NASDAQ National Market under the symbol “MSBK.” The transfer agent and registrar for our common stock is the SunTrust Bank, 58 Edgewood Avenue, P.O. Box 4625, Atlanta, GA 30302.

Other Provisions

Our articles and bylaws contain various provisions which may discourage or delay attempts to gain control of Main Street Banks. Our articles include provisions:

•	classifying the board of directors into three classes, each class to serve for three years, with one class elected annually;

•	providing that the number of directors may be changed only by an affirmative vote of holders of two-thirds of the common stock;

•	providing that directors may be removed without cause only by an affirmative vote of the holders of two-thirds of the common stock; and

•	requiring an affirmative vote by either the holders of two-thirds of the common stock or two-thirds of the directors in office to alter certain of the above provisions.

Existence of the above provisions could result in our being less attractive to a potential acquiror, or result in our shareholders receiving less for their shares of common stock than otherwise might be available if there were a takeover attempt.

Main Street Banks is a financial holding company registered with the Board of Governors of the Federal Reserve System. Under the Bank Holding Company Act, any “company” would be required to obtain Federal Reserve Board approval before acquiring 25% or more of the outstanding common stock of Main Street Banks. If the acquiror is a bank holding company, this approval is required before acquiring 5% or more of the outstanding stock. Obtaining “control” over Main Street Banks would also require the prior approval of the Federal Reserve Board. “Control” generally means

•	the ownership or control of 25% or more of the outstanding shares of any class of voting securities of Main Street Banks,

•	the ability to elect a majority of Main Street Banks directors, or

•	the ability otherwise to exercise a controlling influence over Main Street Banks management and policies.

In addition, the provisions of the Financial Institutions Code of Georgia would require any company to obtain the prior approval of the Georgia Department of Banking and Finance before acquiring 25% or more of the outstanding common stock of Main Street Banks. If the acquiror is a bank holding company, such approval is required before acquiring 5% or more of the outstanding stock.

In addition, the federal Change in Bank Control Act prohibits a person or group of persons (not constituting a “company” under the Bank Holding Company Act) from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition, and within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition otherwise requires Federal Reserve Board approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. It is generally assumed that the acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as Main Street Banks, would constitute the acquisition of control.

DESCRIPTION OF THE DEBT SECURITIES

Any debt securities issued using this prospectus (“Debt Securities”) will be our direct unsecured general obligations. The Debt Securities will be either senior debt securities (“Senior Debt Securities”) or subordinated debt securities (“Subordinated Debt Securities”).

The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures between Main Street Banks and a U.S. banking institution (a “Trustee”). The Trustee for each series of Debt Securities will be identified in the applicable prospectus supplement. Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that is offered by a prospectus supplement will be described in the prospectus supplement.

We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement, and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular sections or defined terms of the Indentures, such sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in this summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the applicable Indenture.

The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt (“Senior Debt”). The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt as described under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities.

A prospectus supplement and a supplemental indenture relating to any series of Debt Securities being offered will include specific terms related to the offering, including the price or prices at which the Debt Securities to be offered will be issued. These terms will include some or all of the following:

•	the title of the Debt Securities;

•	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

•	the total principal amount of the Debt Securities;

•	the dates on which the principal of the Debt Securities will be payable;

•	the interest rate of the Debt Securities and the interest payment dates for the Debt Securities;

•	the places where payments on the Debt Securities will be payable;

•	any terms upon which the Debt Securities may be redeemed at our option;

•	any sinking fund or other provisions that would obligate Main Street Banks to repurchase or otherwise redeem the Debt Securities;

•	whether the Debt Securities are defeasible;

•	any addition to or change in the Events of Default;

•	if convertible into our common stock or any of our other securities, the terms on which such Debt Securities are convertible;

•	any addition to or change in the covenants in the applicable Indenture; and

•	any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture. (Section 301)

The Indentures do not limit the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by Main Street Banks and may be in any currency or currency unit designated by us.

If so provided in the applicable prospectus supplement, we may issue the Debt Securities at a discount below their principal amount and pay less than the entire principal amount of the Debt Securities upon declaration of acceleration of their maturity (“Original Issue Discount Securities”). The applicable prospectus supplement will describe all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities.

Senior Debt Securities

The Senior Debt Securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness. Except as provided in the applicable Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, no Senior Indenture will limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred.

Subordination of Subordinated Debt Securities

Under the Subordinated Indenture, payment of the principal, interest and any premium on the Subordinated Debt Securities will generally be subordinated in right of payment to the prior payment in full of all of our Senior Debt, including any Senior Debt Securities. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series, including:

•	the applicability and effect of such provisions upon any payment or distribution of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series.

The failure to make any payment on any of the Subordinated Debt Securities due to the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not prevent the occurrence of an Event of Default under the Subordinated Debt Securities.

Conversion Rights

The Debt Securities may be converted into other securities of Main Street Banks, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at the option of Main Street Banks, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons. Unless otherwise indicated in the applicable prospectus supplement, the securities will be issued in denominations of $1,000 each or multiples thereof. (Section 302)

Subject to the terms of the applicable Indenture and the limitations applicable to global securities, Debt Securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by Main Street Banks for such purpose, without the payment of any service charge except for any tax or governmental charge. (Section 305 and 1002)

Global Securities

The Debt Securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with a depositary identified in the applicable prospectus supplement.

No global security may be exchanged in whole or in part for Debt Securities registered in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

•	the depositary is unwilling or unable to continue as depositary;

•	an Event of Default has occurred and is continuing; or

•	as otherwise provided in a prospectus supplement.

Unless otherwise stated in any prospectus supplement, The Depository Trust Company (“DTC”) will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be affected only through records maintained by DTC and its participants.

Payments

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any interest payment date will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 307)

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and any premium on the Debt Securities will be paid at designated places. However, at our option, payment may be made by check mailed to the persons in whose names the Debt Securities are registered on days specified in the Indenture or any prospectus supplement. (Section 1002 and 1003)

Consolidation, Merger and Sale of Assets

We may consolidate with or merge into, or sell or lease substantially all of our properties to any person if:

•	the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•	any other conditions specified in the applicable prospectus supplement are met. (Section 501)

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default (“Event of Default”) under the Indentures:

•	failure to pay principal or premium on any Debt Security of that series when due;

•	failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, on any Debt Security of that series;

•	failure to perform any other covenant or the breach of any warranty in the Indenture for 90 days after being given written notice;

•	certain events of bankruptcy, insolvency or reorganization affecting us; and

•	any other Event of Default included in the applicable indenture or supplemental indenture. (Section 501)

If an Event of Default (other than as a result of bankruptcy, insolvency or reorganization) for any series of Senior Debt Securities occurs and continues, the Trustee, or the holders of at least 25% in aggregate principal amount of the outstanding Senior Debt Securities of that series may declare the principal amount of the Senior Debt Securities of that series (or such portion of the principal amount of such Senior Debt Securities, as may be specified in a prospectus supplement) to be due and payable immediately. If an acceleration occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can rescind the acceleration. (Section 502)

If an Event of Default for any series of Debt Securities results from bankruptcy, insolvency or reorganization, the principal amount of all the Debt Securities of a series (or such portion of the principal amount of such Debt Securities as may be specified in a prospectus supplement) will automatically become immediately due and payable.

Other than its duties in case of an Event of Default, a Trustee is not obligated to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders, unless the holders offer the Trustee reasonable indemnity. (Section 603) Subject to the indemnification of the Trustees, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

The holders of Debt Securities of any series will not have the right to institute any proceeding with respect to the applicable Indenture unless:

•	the holder has given written notice to the Trustee of an Event of Default;

•	the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

•	the Trustee fails to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507)

These limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal, interest or premium on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

We will be required to furnish to each Trustee annually within 120 days of the end of each fiscal year a statement by certain of our officers as to whether or not we are in default in the performance of any of the terms of the applicable Indenture. (Section 1004)

Modification and Waiver

Under each Indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

Defeasance and Covenant Defeasance

If, and to the extent, indicated in the applicable prospectus supplement, we may elect at any time to have the provisions of the Indentures relating to defeasance and discharge of indebtedness and to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series. (Section 1301)

Defeasance and Discharge

The Indentures provide that, upon the exercise of our option (if any), we will be discharged from all our obligations with respect to the applicable Debt Securities upon the deposit in trust for the benefit of the holders of such Debt Securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective stated maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Any additional conditions to the discharge of our obligations with respect to a series of Debt Securities will be described in an applicable prospectus supplement.

Defeasance of Certain Covenants

The Indentures provide that, upon the exercise of our option (if any), we may omit to comply with certain restrictive covenants described in an applicable prospectus supplement, the occurrence of certain Events of Default as described in an applicable prospectus supplement will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such Debt Securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective stated maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Any additional conditions to exercising this option with respect to a series of Debt Securities will be described in an applicable prospectus supplement. (Sections 1303 and 1304)

Notices

Notices to holders of Debt Securities will be given by mail to the addresses of such holders as they may appear in the security register. (Sections 101 and 106)

Title

We, the Trustees and any agent of ours or a Trustee may treat the person in whose name a Debt Security is registered as the absolute owner of the Debt Security, whether or not such Debt Security may be overdue, for the purpose of making payment and for all other purposes. (Section 308)

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

DESCRIPTION OF WARRANTS

We may issue warrants including warrants to purchase debt securities and warrants to purchase common stock. We may issue warrants independently of or together with any other securities, and the warrants may be attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants that we may offer. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Debt Warrants

The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the designation and terms of the securities with which the debt warrants are issued and the number of debt warrants issued with each of these securities;

•	if applicable, the date after which the debt warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the purchase price;

•	the dates on which the right to exercise the debt warrants begins and expires;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to any book-entry procedures;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	any antidilution provisions of the debt warrants;

•	any redemption or call provisions applicable to the debt warrants; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Stock Warrants

The applicable prospectus supplement will describe the terms of any stock warrants including the following:

•	the title of the stock warrants;

•	the offering price of the stock warrants, if any;

•	the aggregate number of the stock warrants;

•	if applicable, the designation and terms of the securities with which the stock warrants are issued and the number of such stock warrants issued with each such security;

•	if applicable, the date after which the stock warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock purchasable upon exercise of a stock warrant and the purchase price;

•	the dates on which the right to exercise the stock warrants begins and expires;

•	if applicable, the minimum or maximum amount of the stock warrants which may be exercised at any one time;

•	the currency, currencies or currency units in which the offering price, if, any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	any antidilution provisions of the stock warrants;

•	any redemption or call provisions applicable to the stock warrants; and

•	any additional terms of the stock warrants, including terms, procedures and limitations relating to the exchange and exercise of the stock warrants.

BOOK-ENTRY ISSUANCE

Depository Trust Company (“DTC”) will act as securities depositary for all of the Debt Securities, unless otherwise referred to in the prospectus supplement relating to an offering of Debt Securities. The Debt Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global certificates will be issued for the Debt Securities, representing in the aggregate the total number of Debt Securities, and will be deposited with DTC.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency”

registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct Participants” include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Commission.

Purchases of Debt Securities within the DTC system must be made by or through Direct participants, which will receive a credit for the Debt Securities on DTC’s records. The ownership interest of each actual purchaser of each Debt Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Debt Securities. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners.

Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. as the registered holder of the Debt Securities. If less than all of the Debt Securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Although voting with respect to the Debt Securities is limited to the holders of record of the Debt Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Debt Securities. Under its usual procedures, DTC would mail an omnibus proxy (the “Omnibus Proxy”) to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts such Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Distribution payments on the Debt Securities will be made by the relevant Trustee to DTC. DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the relevant Trustee, the Trust thereof, or Main Street Banks, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depositary with respect to any of the Debt Securities at any time by giving reasonable notice to the relevant Trustee and Main Street Banks. In the event that a successor securities depositary is not obtained, definitive Debt Securities certificates representing such Debt Securities are required to be printed and delivered. We may, at our option, decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Debt Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for such Debt Securities will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Trust and Main Street Banks believe to be accurate, but the Trust and Main Street Banks assume no responsibility for the accuracy thereof. Neither the Trust nor Main Street Banks has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell securities to or through underwriters, including broker dealer affiliates of Main Street Banks, to be designated at various times, and also may sell securities to dealers, directly to other purchasers or through agents. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The debt securities and warrants will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for these securities.

This prospectus and the related prospectus supplements may be used by our broker dealer affiliates for offers and sales related to market-making transactions in the securities. Such broker dealer affiliates may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

In facilitating the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the prospectus supplement relating to those securities.

Unless otherwise mentioned in the relevant prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Unless otherwise mentioned in the relevant prospectus supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NASDAQ National Market, in the over-the-counter market or otherwise.

Under agreements which we may enter into, underwriters, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

If so noted in the prospectus supplement relating to any securities, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase any securities from Main Street Banks under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We must approve such institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

The participation of Main Street Banks’ broker dealer affiliates in the offer and sale of the securities must comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. regarding underwriting securities of an “affiliate.” No NASD member participating in offers and sales will execute a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.

If we offer and sell securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be mentioned in the relevant prospectus supplement. These purchasers may then reoffer and resell such securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the relevant prospectus supplement. Purchasers of securities directly from us may be entitled under agreements that they may enter into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, us, the senior trustee and the subordinated trustee, in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of any offered securities will be passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia, and for any underwriters or agents by counsel selected by such underwriters or agents. Counsel to the underwriters may rely upon the opinion of Womble Carlyle Sandridge & Rice, PLLC as to matters of Georgia law, and Womble Carlyle Sandridge & Rice, PLLC may rely upon the opinion of counsel to the underwriters as to matters of New York law. Members of Womble Carlyle Sandridge & Rice, PLLC own shares of our common stock.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Prospectus Supplement

Prospectus

1,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

RAYMOND JAMES

SUNTRUST ROBINSON HUMPHREY

                         , 2004